Exhibit 1 to 6-K dated December 2002.


                            TRIBAND ENTERPRISE CORP.
                                 (the "Company")
            Vancouver, BC December 10, 2002. TSX Venture Symbol "TRD"

FOR IMMEDIATE RELEASE

COMPLETION OF NON-BROKERED PRIVATE PLACEMENT
The Company announces that it has completed and the TSX Venture Exchange has accepted, the non-brokered private placement announced November 21, 2002.

A total of 250,000 shares were issued at $0.12 per share. 250,000 Share Purchase Warrants exercisable at $0.15 until December 3rd, 2004 were also issued. All shares issued are subject to a four month hold period expiring April 3rd, 2003.

G.F. Consulting Corp., a company wholly owned by the President, Gary Freeman, purchased 100,000 units. Mike Bruin of Canaccord Capital participated in the private placement.

ON BEHALF OF THE BOARD
"Gary Freeman"
President

        THE TSX VENTURE EXCHANGE HAS NEITHER APPROVED NOR DISAPPROVED THE
                          CONTENT OF THIS NEWS RELEASE

For further information, please contact Gary Freeman, President, (604) 331-0096.